UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2006
Odyssey Re Holdings Corp.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-16535 Commission File Number	52-2301683 (I.R.S. Employer Identification Number)

Odyssey Re Holdings Corp.
300 First Stamford Place, Stamford, Connecticut 06902
(203) 977-8000
(Address of principal executive offices and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
Employment Agreement
On August 24, 2006, Odyssey Re Holdings Corp. (“OdysseyRe”) entered into an employment agreement with Mr. R. Scott Donovan, effective as of August 15, 2006. The agreement provides that Mr. Donovan will serve as OdysseyRe’s Executive Vice President and Chief Financial Officer until August 15, 2009, or such later time as is mutually agreed in writing (the “Term”). Mr. Donovan will receive an annual base salary equal to $500,000 and an annual target bonus equal to 100% of his base salary, subject to the satisfaction of certain pre-established performance criteria. He will also receive a bi-weekly living allowance (“Living Allowance”) of $3,000, after taxes and witholdings. The agreement further provides that Mr. Donovan will receive a minimum guaranteed bonus of $500,000 for the year ended December 31, 2006, with at least $350,000 to be paid in cash, and the remainder to be comprised of OdysseyRe restricted stock to vest in equal installments over three (3) years. Mr. Donovan will also receive an initial award of OdysseyRe restricted stock with a value $1,000,000 to vest in equal installments over five (5) years (with full vesting upon death, disability, retirement, “change in control,” a “constructive termination” of employment by Mr. Donovan or a termination of employment by OdysseyRe for reasons other than for “cause”).
The agreement also provides for certain payments and benefits in the case of following terminations of employment:
•	If Mr. Donovan’s employment is terminated on account of death, his estate will receive (i) a lump sum consisting of 12 months of his base salary and Living Allowance, (ii) all accrued and unpaid bonuses for the years preceding his death, and a pro-rated bonus for the year of his death, payable at the time that such amounts are ordinarily paid to employees and (iii) all unvested restricted shares shall vest (“Termination Benefit”).

•	If Mr. Donovan’s employment is terminated by reason of disability, he will receive the Termination Benefit (substantially as described above), except his base salary shall continue for the greater of one year or the period ending on the date of his termination of employment by reason of disability in accordance with the procedures set forth in the agreement.

•	If Mr. Donovan’s employment is terminated by OdysseyRe without cause or by Mr. Donovan by reason of a constructive termination, he will receive the Termination Benefit (substantially as described above), except his base salary shall continue for the greater of one year or the remainder of the Term.

•	If Mr. Donovan’s employment is terminated within one year following a change of control by OdysseyRe (or a successor) for reasons other than for cause or by him due to a constructive termination, he will receive the Termination Benefit (substantially as described above), except his base salary shall continue for the greater of two years or the remainder of the Term.

•	If OdysseyRe elects not to extend the Term, Mr. Donovan will receive (i) continuation of his base salary for 12 months, (ii) all accrued and unpaid bonuses for all prior years and a pro-rated bonus for the year of non-extension, and (iii) all unvested restricted shares shall vest.
In the event any excise taxes are imposed on account of any payments or benefits being subject to Section 280G of the federal tax code, such amounts shall be reduced as necessary to avoid such taxes, but only if such reduction will result in a greater after-tax benefit to Mr. Donovan than if such payments were not reduced. Mr. Donovan is entitled to a tax gross up payment on certain payments and benefits provided to him following a change in control of OdysseyRe.
The foregoing description is qualified by reference to the full text of the employment agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.
Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On August 21, 2006, Mr. R. Scott Donovan, 49, was appointed Executive Vice President and Chief Financial Officer of OdysseyRe, effective August 15, 2006. Mr. Donovan’s career spans 27 years of financial and operational experience. Since 1999, Mr. Donovan has worked for TIG Insurance Group (“TIG”), an affiliate of OdysseyRe. For the past four years, Mr. Donovan has served as President and Chief Operating Officer of TIG Specialty Insurance Solutions, and prior to that as Chief Financial Officer; before joining TIG, Mr. Donovan held the position of Senior Vice President and Chief Financial Officer for Coregis Insurance Group, a wholly owned subsidiary of GE Capital. See Item 1.01 above for a description of the terms of Mr. Donovan’s employment agreement.

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement dated August 24, 2006 and commencing August 15, 2006, between R. Scott Donovan and Odyssey Re Holdings Corp.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  August 24, 2006

ODYSSEY RE HOLDINGS CORP.
By:	/s/ Donald L. Smith
	Name:	Donald L. Smith
	Title:	Senior Vice President, General Counsel and Corporate Secretary